As filed with the Securities and Exchange Commission on June 3, 2019

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UP FINTECH HOLDING LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

18/F, Grandyvic Building, No. 1 Building,
No. 16 Taiyanggong Middle Road, Chaoyang District,
Beijing, 100020 PRC
Telephone: +86-10-56216660

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Share Incentive Plan

2019 Performance Incentive Plan

(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

Telephone: (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

Copies to:

Han Li, Esq.

O’Melveny & Myers LLP

31/F, AIA Central

1 Connaught Road, Central

Hong Kong

+852 3512 2300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered (2)	Proposed Maximum Offering Price per Share			Proposed Maximum Aggregate Offering Price			Amount of Registration Fee
Class A ordinary shares, par value US$0.00001 per share	186,045,744	US$	0.02	(3)	US$	3,720,914.88	(3)	US$	450.97
Class A ordinary shares, par value US$0.00001 per share	14,800,000	US$	0.354	(4)	US$	5,239,200.00	(4)	US$	634.99
Class A ordinary shares, par value US$0.00001 per share	52,000,000	US$	0.354	(5)	US$	18,408,000.00	(5)	US$	2,231.05
Total	252,845,744	—			US$	27,368,114.88		US$	3,317.01

(1)         The class A ordinary shares of UP Fintech Holding Limited (the “Registrant”) registered hereunder are represented by the Registrant’s American depositary shares (“ADSs”), with each ADS representing 15 class A ordinary shares, par value US$ 0.00001 per share. The registrant’s ADSs issuable upon deposit of the class A ordinary shares have been registered under a separate registration statement on Form F-6 (333-230186).

(2)         Represents class A ordinary shares issuable upon exercise of options and restricted share units and pursuant to the UP Fintech Holding Limited Share Incentive Plan and the UP Fintech Holding Limited 2019 Performance Incentive Plan (each a “Plan” and, collectively, the “Plans”). Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Plans. Any class A ordinary shares covered by an award granted under the Plans (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of class A ordinary shares that may be issued under the Plans.

(3)         The amount to be registered represents class A ordinary shares issuable upon exercise of outstanding options granted under the UP Fintech Holding Limited Share Incentive Plan as of the date of this registration statement, and the corresponding proposed maximum offering price per share represents the weighted average exercise price of these outstanding options.

(4)         The amount to be registered represents class A ordinary shares issuable pursuant to outstanding restricted share units granted under the UP Fintech Holding Limited Share Incentive Plan as of the date of this registration statement, and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on the average of the high and low prices for the Registrant’s Ordinary Shares represented by ADSs as quoted on the Nasdaq Global Select Market on May 28, 2019.

(5)         The amount to be registered represents class A ordinary shares reserved for future award grants under the UP Fintech Holding Limited 2019 Performance Incentive Plan, and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on the average of the high and low prices for the Registrant’s Ordinary Shares represented by ADSs as reported on the Nasdaq Global Select Market on May 28, 2019.

The Exhibit Index for this Registration Statement is at page 5.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.Plan Information*

Item 2.Registrant Information and Employee Plan Annual Information*

*  Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plans, as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Certain Documents by Reference

The following documents of UP Fintech Holding Limited (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(1) The Registrant’s prospectus, dated March 19, 2019, filed with the Commission pursuant to Rule 424(b) under the Securities Act in connection with its Registration Statement on Form F-1 (Commission File No. 333-229808) initially filed with the Commission on February 22, 2019, as amended (the “Form F-1”), which includes audited financial statements as of December 31, 2016, 2017 and 2018.

(2) The description of the Registrant’s Class A ordinary shares and ADSs contained in its Registration Statement on Form 8-A (File No. 001-38833) filed with the Commission on March 11, 2019, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s Class A ordinary shares and ADSs set forth under “Description of Share Capital” in the Form F-1, and  any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4.   Description of Securities

Not applicable.

Item 5.   Interests of Named Experts and Counsel

Not applicable.

Item 6.   Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s currently effective memorandum and articles of association provide that it shall indemnify its officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, the Registrant has entered into indemnification agreements with its directors and executive officers that provide such persons with additional indemnification beyond that provided in its currently effective memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers or persons controlling it under the foregoing provisions, it has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7.   Exemption from Registration Claimed

Not applicable.

Item 8.   Exhibits

See the attached Exhibit Index at page 5, which is incorporated herein by reference.

Item 9.   Undertakings

                (a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibits identified in parentheses below are on file with the Commission and are incorporated by reference as exhibits hereto.

Exhibit
Number	Description of Document

4.1

Fourth Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the registration statement on Form F-1, as amended (File No. 333-229808)).

4.2	Registrant’s Specimen of Class A Ordinary Share Certificate (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1, as amended (File No. 333-229808))
4.3*

Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas as depositary, and the holders and beneficial owners of American Depositary Shares evidenced by American Depositary Receipts issued thereunder dated March 19, 2019

5.1*	Opinion of Conyers Dill & Pearman regarding the validity of the class A ordinary shares being registered
10.1	UP Fintech Holding Limited Share Incentive Plan (incorporated herein by reference to Exhibit 10.17 to the registration statement on Form F-1, as amended (Commission File No. 333-229808) )
10.2	UP Fintech Holding Limited 2019 Performance Incentive Plan (incorporated herein by reference to Exhibit 10.18 to the registration statement on Form F-1, as amended (Commission File No. 333-229808))
23.1*	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm
23.2*	Consent of Conyers Dill & Pearman (included as part of Exhibit 5.1)
24.1*	Powers of Attorney (included on signature page hereto)

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China on June 3, 2019.

UP FINTECH HOLDING LIMITED

By:	/s/ Tianhua Wu
Name: Tianhua Wu
Title: Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Tianhua Wu and John Fei Zeng, and each of them, acting individually and without the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Tianhua Wu	Chief Executive Officer and Director	June 3, 2019
Tianhua Wu	(Principal Executive Officer)

/s/ Yonggang Liu	Vice President of Technology and	June 3, 2019
Yonggang Liu	Director

/s/ Lei Fang	Director	June 3, 2019
Lei Fang

/s/ David Eric Friedland	Director	June 3, 2019
David Eric Friedland

/s/ Vincent Chun Hung Cheung	Director	June 3, 2019
Vincent Chun Hung Cheung

/s/John Fei Zeng	Chief Financial Officer (Principal	June 3, 2019
John Fei Zeng	Financial and Accounting Officer)

/s/ Binsen Tang	Director	June 3, 2019
Binsen Tang

/s/ Xin Fan	Director	June 3, 2019
Xin Fan

/s/ Xian Wang	Director	June 3, 2019
Xian Wang

/s/ Liu Jian	Director	June 3, 2019
Liu Jian

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of UP Fintech Holding Limited, has signed this registration statement in New York, United States of America on June 3, 2019.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director, Puglisi & Associates